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                                                                 Exhibit (D)(12)

               AMENDMENT NO. 3 TO INVESTMENT SUBADVISORY AGREEMENT

This AMENDMENT amends, as of the __ day of December, 2005 (the "Effective Date"), the Investment Sub-Advisory Agreement (the "Agreement"), dated as of October 1, 1999, by and among The Vantagepoint Funds, a Delaware Statutory Trust, Vantagepoint Investment Advisers, LLC ("VIA"), and Tukman Capital Management, Inc., a Delaware corporation (the "Subadviser").

WHEREAS, the Subadviser serves as an investment sub-adviser to the Vantagepoint Growth Fund (the "Fund"), a series of The Vantagepoint Fund pursuant to the Agreement;

WHEREAS, in connection with the services the Subadviser provides to the Fund as an investment sub-adviser, the Fund's service providers may, from time to time and for legitimate business purposes of the Fund, disclose to the Subadviser non-public information about the portfolio holdings of the Fund;

WHEREAS, the Fund is required to disclose to shareholders its policies and procedures governing disclosure of portfolio holdings information and any ongoing arrangements to make information about its portfolio holdings available to third-parties and, in this regard, the staff of the Securities and Exchange Commission ("SEC") has stated that divulging non-public information about a mutual fund's portfolio holdings to third-parties is permissible only when a fund has legitimate business purposes for doing so and the recipients of the information are subject to a duty of confidentiality, including a duty not to trade on the non-public information; and

WHEREAS, from time to time the Fund may wish to rely on various exemptive rules under the Investment Company Act of 1940 (the "1940 Act"), which require, among other things, that the Agreement prohibit the Subadviser from consulting with other sub-advisers of the Fund concerning transactions for the Fund in securities or other assets;

NOW, THEREFORE, the Fund, VIA and the Subadviser hereby agree that, as of the Effective Date, the Agreement shall be amended as follows:

A.   ADDITION OF CONFIDENTIALITY PROVISION

The following provision shall be added to the Agreement:

24.  CONFIDENTIAL INFORMATION

          Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other

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information relating to a party to this Agreement, are to be regarded as confidential ("Confidential Information") and held in the strictest confidence. No party may use or disclose to others Confidential Information about another party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of non-public information about that party. Lastly, the Subadviser may not consult with any other sub-advisers of the Fund about transactions in securities or other assets for the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Subadviser may rely on the Fund's most current prospectus, as may be supplemented from time to time, or specific instructions from Client or the Fund, for identification of other Fund subadvisers. Nothing in this Agreement shall be construed to prevent the Subadviser from lawfully giving other entities investment advice about, or trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

B.   GENERAL

This Amendment contains the entire understanding among the parties with respect to the subject matter in this Amendment. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the Effective Date.

THE VANTAGEPOINT FUNDS, ON BEHALF OF THE VANTAGEPOINT GROWTH FUND


By:
    ---------------------------------
Name: Paul F. Gallagher
Title: Secretary


Approved by:


-------------------------------------
Wayne Wicker, Chief Investment Officer


VANTAGEPOINT INVESTMENT ADVISERS, LLC


By:
    ---------------------------------
Name: Paul F. Gallagher
Title: Secretary


Approved by:


-------------------------------------
Wayne Wicker, Chief Investment Officer


TUKMAN CAPITAL MANAGEMENT, INC.


By:
    ---------------------------------
Name: Daniel L. Grossman
Title: Vice President